EXHIBIT 99.1

Orion Marine Group, Inc. Reports Third Quarter 2011 Results

Houston, Texas, November 3, 2011 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended September 30, 2011, of $6.2 million ($0.23 diluted loss per share). These results compare to net income of $7.1 million ($0.26 diluted earnings per share) for the same period a year ago.

“We continue to witness pressure on our margins as we weather the current economic storm,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “Funding inaction by the federal government has continued through the end of the third quarter. As a result, the Army Corps of Engineers, US Department of Transportation, and all other federal government entities are operating under a short-term continuing resolution until mid November. This type of inaction led to a slow pace of project lettings by the Corps for the majority of 2011, which resulted in underutilized equipment, reaching the lowest levels of the year during the third quarter. However, the Corps did let some dredging projects during the third quarter, several of which we were the successful bidder. Additionally, we are finding the appropriate price points on projects involving marine construction services, which resulted in a strong book-to-bill ratio for the third quarter.”

Financial highlights of the Company's third quarter 2011 include:

Third Quarter 2011

•
Third quarter 2011 contract revenues were $54.6 million, a decrease of 45.4%, as compared with third quarter of 2010 revenues of $100.0 million. Revenue for the quarter was impacted by gaps between projects as a result of delays in project lettings by the Army Corps of Engineers, as well as delays in start dates on two major jobs.

•	The Company self-performed approximately 81% of its work as measured by cost during the third quarter 2011 as compared with 79% in the prior year period.

•
Gross profit for the quarter was negative $2.4 million, which represents a decrease of $20.9 million as compared with the third quarter of 2010. Gross profit margin for the quarter was negative 4.5%, which was lower than the prior year period of positive 18.4%. During the third quarter 2011, gross profit margin continued to be impacted by underutilized equipment and crews as a result of gaps between projects caused in part by delays in federal lettings during most of 2011.

•	Selling, General, and Administrative expenses for the third quarter 2011 were $6.6 million as compared to $7.0 in the prior year period.

•
The Company's third quarter 2011 EBITDA was a negative $3.4 million, representing a negative 6.3% EBITDA margin, which compares to third quarter 2010 EBITDA of $16.4 million, or a 16.4% EBITDA margin. EBITDA margins during the third quarter 2011 were significantly impacted by underutilization of higher margin assets such as large dredges as a result of gaps between projects caused by delays in federal lettings during most of 2011.

Backlog of work under contract as of September 30, 2011 was $146.1 million, which compares with backlog under contract at September 30, 2010 of $217.3 million. Ending third quarter backlog represents a sequential increase of $26.3 million as compared to the second quarter 2011 and a book-to-bill ratio of 1.48 times.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“As we expected, the uncertain economic and competitive conditions seen during the first half of 2011in our end markets persisted through the third quarter. Inaction within the federal government to adequately fund critical infrastructure needs has continued to put pressure on our industry and to affect our margins due to gaps in project lettings,” said Mr. Pearson. “The end of the third quarter marked the beginning of yet another federal fiscal year that has begun with short term continuing resolutions, rather than an approved full year budget. This affects the ability of the Army Corps of Engineers and other government agencies to efficiently let projects.

We continue to be frustrated with our current situation and the ongoing economic and political uncertainties that have impacted our business. However, we remain focused on protecting the intrinsic value of the Company by controlling overhead costs and bidding responsibly. To do this, we have taken steps to right size the Company to meet current market activity levels. During the year, we began implementing several cost containment programs. These programs focus on controlling costs associated with idle crews, non-essential repairs and overhead costs. By doing this, we should be able to contain our non-direct job costs. As we have said before, our goal is to right-size our cost structure, facilities, and overhead to weather this storm while producing profitable quarterly results.”

Mr. Pearson continued, “The need for our services has not gone away. In fact, we believe we are seeing an increase in the demand for our services over the long-term. Currently, we have over $140 million worth of bids outstanding, including $58 million on which we are apparent low bidder. Likewise, we continue to experience a high level of bid activity. During the third quarter we bid on $670 million worth of opportunities and were successful on $76 million. We are getting a better feel for where the right pricing points are and are hopeful we will see some abating of irrational pricing. The third quarter was tough but there are some positive things going on, too.  During the quarter we saw backlog grow sequentially, maintained a solid cash position and continued implementing our cost containment programs.

As we continue through this tough environment we will focus on protecting the intrinsic value of the Company by controlling costs, while managing through this downturn and preparing for future opportunities. There is pent up demand for our services and we are ready to meet these needs.”

Capital Deployment

“Throughout the recent downturn we have effectively managed our balance sheet and the Company's cash position,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “During the quarter we increased our cash position while improving our Days Sales Outstanding. As we look ahead, we must be patient and look for strategic opportunities while returning to and maintaining profitability. Despite the current competitive environment, we still believe there is a strong long term market to support future growth of the Company through geographic expansion, strategic acquisitions, and new service lines to complement our core capabilities. We will continue to explore acquisition opportunities to further grow the business and we remain committed to increasing shareholder value.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2011 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 3, 2011. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Third Quarter 2011 Earnings Conference Call at 866-314-5232; participant code 60885053.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 8, 2011, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$54,583	$100,024	$204,539	$262,706
Costs of contract revenues	57,014	81,594	194,699	209,100
Gross profit	(2,431)	18,430	9,840	53,606
Selling, general and administrative expenses	6,631	6,949	21,643	25,490
Operating (loss)/income	(9,062)	11,481	(11,803)	28,116
Other income (expense)
Gain from bargain purchase of a business	—	—	—	2,176
Other income	44	—	44	—
Interest income	5	11	22	43
Interest expense	(95)	(89)	(263)	(322)
Other income (expense), net	(46)	(78)	(197)	1,897
(Loss)/income before income taxes	(9,108)	11,403	(12,000)	30,013
Income tax (benefit)/expense	(2,890)	4,305	(4,104)	11,125
Net (loss)/income	$(6,218)	$7,098	$(7,896)	$18,888
Basic (loss)/earnings per share	$(0.23)	$0.26	$(0.29)	$0.70
Diluted (loss)/earnings per share	$(0.23)	$0.26	$(0.29)	$0.70
Shares used to compute (loss)/earnings per share
Basic	26,909,559	26,899,591	26,946,482	26,883,815
Diluted	26,909,559	27,094,326	26,946,482	27,165,987

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(6,218)	$7,098	$(7,896)	$18,888
Income tax (benefit) expense	(2,890)	4,305	(4,104)	11,125
Interest income expense, net	90	78	241	279
Depreciation and amortization	5,598	4,926	16,738	14,062
EBITDA	$(3,420)	$16,407	$4,979	$44,354
Operating Margin	(16.7)%	11.4%	(5.9)%	10.6%
Impact of Depreciation and Amortization	10.2%	4.9%	8.1%	5.4%
EBITDA margin[1]	(6.3)%	16.4%	2.4%	16.9%

EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,188	$23,174
Accounts receivable:
Trade, net of allowance of $0	22,873	40,211
Retainage	7,153	10,643
Other	885	4,988
Income taxes receivable	12,810	7,668
Note receivable	51	90
Inventory	3,400	2,991
Deferred tax asset	1,815	1,794
Costs and estimated earnings in excess of billings on uncompleted contracts	14,209	26,103
Prepaid expenses and other	1,133	2,076
Total current assets	99,517	119,738
Property and equipment, net	149,540	155,311
Accounts receivable, long-term	1,410	—
Goodwill	32,168	32,168
Intangible assets, net of accumulated amortization	—	5
Other assets	245	357
Total assets	$282,880	$307,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$9,949	25,519
Retainage	352	377
Accrued liabilities	8,227	12,463
Taxes payable	—	262
Billings in excess of costs and estimated earnings on uncompleted contracts	4,225	4,389
Total current liabilities	22,753	43,010
Other long-term liabilities	776	746
Deferred income taxes	21,174	16,707
Deferred revenue	217	260
Total liabilities	44,920	60,723
Commitments and contingencies
Stockholders’ equity:
Common stock --	274	270
Treasury stock	(3,003)	—
Additional paid-in capital	156,666	154,667
Retained earnings	84,023	91,919
Total stockholders’ equity	237,960	246,856
Total liabilities and stockholders’ equity	$282,880	$307,579

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Nine months ended September 30,	Nine months ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(7,896)	$18,888
Adjustments to reconcile net (loss) income to net cash provided by (used in)
operating activities:
Depreciation and amortization	16,738	14,061
Deferred financing cost amortization	98	231
Bad debt expense	165	(328)
Deferred income taxes	4,446	332
Stock-based compensation	1,818	1,876
Gain on sale of property and equipment	(184)	(357)
Gain on bargain purchase from acquisition of business	—	(2,176)
Excess tax benefit from stock option exercise	—	(59)
Change in operating assets and liabilities, excluding effects of businesses acquired:
Accounts receivable	23,356	3,100
Income tax receivable	(5,142)	75
Inventory	(409)	(883)
Note receivable	39	1,214
Prepaid expenses and other	957	637
Accounts payable	(15,022)	(2,967)
Accrued liabilities	(3,670)	3,633
Income tax payable	(262)	(10)
Billings in excess of costs and estimated earnings on uncompleted contracts, net	11,730	(18,347)
Deferred revenue	(43)	(41)
Net cash provided by (used in) operating activities	26,719	18,879
Cash flows from investing activities:
Proceeds from sale of property and equipment	807	526
Purchase of property and equipment	(12,694)	(25,071)
Acquisition of business in Pacific Northwest	—	(6,653)
Acquisition of TW LaQuay Dredging (net of cash acquired)	—	(64,000)
Net cash used in investing activities	(11,887)	(95,198)
Cash flows from financing activities:
Exercise of stock options	185	528
Excess tax benefit from stock option exercise	—	59
Increase in loan costs	—	(404)
Purchase of shares into treasury	(3,003)	—
Net cash (used in) provided by financing activities	(2,818)	183
Net change in cash and cash equivalents	12,014	(76,136)
Cash and cash equivalents at beginning of period	23,174	104,736
Cash and cash equivalents at end of period	$35,188	$28,600
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$160	$84
Taxes (net of refunds)	$(3,185)	$10,696

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506